               UNITED STATES SECURITIES AND EXCHANGE COMMISSION

                         Washington, D.C.  20549-1004



                                   FORM 8-K



                                CURRENT REPORT



    Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934



                      Date of Report:   December 5, 1998
                                        ----------------
                       (Date of earliest event reported)



                                  BEC ENERGY
                                  ----------
            (Exact name of registrant as specified in its charter)



        Massachusetts                1-14768             04-6830187
        -------------                -------             ----------
(State or other jurisdiction      (Commission       (I.R.S. Employer
     of incorporation              File Number)     Identification No.)


800 Boylston Street, Boston, Massachusetts                02199
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 (Address of principal executive offices)               (Zip Code)


                             1-888-423-2364
                             --------------
          (Registrant's telephone number, including area code)

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                                 BEC Energy
                                 ----------

Item 5.  Other Events
---------------------

On December 5, 1998 BEC Energy (BEC), Commonwealth Energy System (CES) and BEC Newco, Inc. (Newco), a new corporation owned jointly by BEC and CES, entered into an Agreement and Plan of Merger (the Merger Agreement) providing for a merger transaction among the companies. The Merger Agreement and the press release issued in connection therewith are filed herewith as Exhibits 2.1 and 99.1, respectively, and are incorporated herein by reference. The description of the Merger Agreement set forth herein does not purport to be complete and is qualified in its entirety by the provisions of the Merger Agreement.

Pursuant to the Merger Agreement, BEC and CES will be merged into Newco and holders of BEC and CES common shares will exchange their shares for a combination of cash and stock in Newco. The Merger Agreement was approved by the trustees of each of BEC and CES. The mergers are expected to occur shortly after the satisfaction or waiver of certain conditions, including the receipt of certain regulatory approvals. The regulatory approval process is expected to be completed during the second half of 1999.

The mergers will create an energy delivery company serving approximately
1.3 million customers located entirely within Massachusetts, including more than 1 million electric customers in 81 communities and 240,000 gas customers in 51 communities.

Under the terms of the Merger Agreement, each outstanding common share of BEC may be exchanged for one share of Newco common stock or $44.10 in cash, and each outstanding common share of CES may be exchanged for 1.05 shares of Newco common stock or $44.10 in cash. $200 million in cash will be allocated to BEC shareholders and $100 million in cash will be allocated to CES shareholders. In the event that shareholders of either BEC or CES do not elect to receive all of the cash allocated to be paid to them, subject to adjustment in certain cases, such cash will be proportionately allocated among those shareholders who have elected to receive shares of Newco common stock. The cash portion of the transaction is expected to be financed primarily through current cash balances and internally generated funds. At the close of the mergers, BEC shareholders will own approximately 68% of Newco common stock and CES shareholders will own approximately 32%.

The transaction is expected to be tax-free to shareholders to the extent they receive Newco common stock. The mergers are expected to be accounted for using the purchase method of accounting.

The trustees of BEC have received an opinion of BEC's investment banker, Goldman, Sachs & Co., to the effect that, as of the date of the Merger Agreement, the mergers are fair from a financial point of view to the BEC shareholders. The trustees of CES have received an opinion of CES' investment banker, SG Barr Devlin, to the effect that, as of the date of the Merger Agreement, the mergers are fair from a financial point of view to the CES shareholders.

The mergers are subject to certain customary closing conditions, including the receipt of the required approvals of BEC and CES shareholders; the receipt of all necessary regulatory approvals, including the Massachusetts Department of Telecommunications and Energy's approval of a rate plan and the approval of the Federal Energy Regulatory Commission, the Securities and Exchange Commission and the Nuclear Regulatory Commission; and the filing of the requisite notification with the Federal Trade Commission and the Department of Justice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the expiration of the applicable waiting period thereunder.

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Shareholder votes on the mergers are expected to be held as part of each of
BEC's and CES' annual shareholder meetings currently scheduled for the second quarter of 1999. The Merger Agreement may be terminated under certain circumstances, including by any party if the mergers are not consummated by December 5, 1999, subject to an automatic extension of six months if the requisite regulatory approvals have not yet been obtained by such date.

Upon effectiveness of the mergers, Thomas J. May, BEC's current Chairman, President and Chief Executive Officer (CEO), will become the Chairman and CEO of Newco. Russell D. Wright, CES' current president and CEO, will become the President and Chief Operating Officer of Newco and will serve on Newco's board of directors. Also, upon effectiveness of the mergers, Newco's board of directors will consist of BEC's and CES' current trustees. Newco's operating name has yet to be determined.

ITEM 7.  Financial Statements, Pro Forma Financial Information and Exhibits
---------------------------------------------------------------------------

     (a) Financial Statements of Business Acquired

         Not applicable.

     (b) Pro Forma Financial Information

         Not applicable.

     (c) Exhibits

         Exhibit 2. Plan of acquisition, reorganization, arrangement, liquidation or succession

           Filed herewith as Exhibit 1:

           2.1 Agreement and Plan of Merger by and among BEC Energy, Boston Energy Technology Group, Inc., Commonwealth Energy System, COM/Energy Resources, Inc. and BEC Newco, Inc., dated as of December 5, 1998

         Exhibit 99. Additional exhibits

           Filed herewith as Exhibit 2:

           99.1 Joint press release dated December 7, 1998 issued by BEC Energy and Commonwealth Energy System

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                                 BEC Energy
                                 ----------

                                  SIGNATURE
                                  ---------


Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.







                                         BEC ENERGY



                                 By:  /s/ Robert J. Weafer, Jr.
                                      ----------------------------------------
                                          Robert J. Weafer, Jr.
                                          Vice President-Finance,
                                          Controller, Assistant
                                          Treasurer and Assistant
                                          Clerk



Date:  December 10, 1998